AGREEMENT

This Agreement, effective April 1, 2001, relates to that certain Portfolio Management Agreement ("1998 Agreement") between Deutsche Asset Management, Inc. ("Portfolio Manager") and The Hirtle Callaghan Trust, a Delaware business trust ("Trust"), which agreement is dated July 1, 1998.

WHEREAS, the Trust has retained the Portfolio Manager to provide to a continuous program of investment management for certain assets of The Intermediate Term Municipal Bond Portfolio of the Trust ("Account") pursuant to the 1998 Agreement and the parties have agreed to reduce the rate at which the advisory fee payable to the Portfolio Manager for its services is calculated;

NOW THEREFORE, in consideration of the promises and covenants set forth herein and intending to be legally bound hereby, the parties agree as follows:

1. Amendment. Portfolio Manager agrees that, effective as of the date on which this Agreement shall have been approved in accordance with the provisions of the Investment Company Act of 1940 by the Board of Trustees of the Trust, the 1998 Agreement shall be amended by deleting paragraph 4 thereof in its entirety and substituting therefore the following:

     EXPENSES AND COMPENSATION. Portfolio Manager shall pay all of its expenses incurred in the performance of its duties under this Portfolio Management Agreement and shall not be required to pay any other expenses of the Trust. For its services under this Portfolio Management Agreement, Portfolio
     Manager shall be entitled to receive a fee at the annual rate of .255% of the average daily net asset value of the Account, which fee shall be payable monthly.

2. Fee Waiver. Portfolio Manager agrees that, effective April 1, 2001, it will waive that portion of the fee to which it is entitled under the Portfolio Management Agreement that exceeds .255% of the Portfolio's average daily net asset value.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first written above.

Deutsche Asset Management, Inc.              The Hirtle Callaghan Trust


By:                                          By:
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Title:                                       Title:
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